AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2006
                                        REGISTRATION STATEMENT NO. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         THE TRAVELERS INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)
                                   CONNECTICUT
                                   -----------
         (State or other jurisdiction of incorporation or organization)
                         I.R.S. Employer Identification
                               Number: 06-0566090
                                       ----------
                 ONE CITYPLACE, HARTFORD, CONNECTICUT 06103-3415
                                 (860) 308-1000
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                            JAMES. L. LIPSCOMB, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                         The Travelers Insurance Company
                One Cityplace, Hartford, Connecticut 06103-3415,
                                 (860) 308-1000
                                 --------------
            (Name, Address, including Zip Code, and Telephone Number,
                    including Area Code of Agent for Service)

                                ----------------

                                   COPIES TO:
                              Diane E. Ambler, Esq.
                   Kirkpatrick & Lockhart Nicholson Graham LLP
                               1601 K Street, N.W.
                             Washington, D.C. 20006

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. _X_

     [Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained herein relates to Registration Statement No. 333-103909.]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.

                         CALCULATION OF REGISTRATION FEE

                                             Proposed Maximum   Proposed
     Title of Securities    Amount to be     Offering           Maximum Aggregate   Amount of
     to be Registered       Registered       Price per Unit     Offering Price      Registration Fee
     ----------------       ----------       --------------     --------------      ----------------

     Units of Interest      Not applicable   Not applicable     200,000,000         $21,400
     Under Fixed
     Annuity Contract

     1. The proposed maximum aggregate offering price is estimate solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per share unit are not applicable in that these contracts are not issued in predetermined amounts or units.

     2. Pursuant to Rule 429(b) under the Securities Act of 1933, unsold securities previously registered on Form S-2 (File No. 333-103909, filed on February 10, 2004) are being carried forward to this Registration Statement. As of March 2, 2006, the amount of such unsold securities was $101,347. A registration fee in the amount of $18,400 was previously paid by The Travelers Insurance Company in connection with File No. 333-103909.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                         THE TRAVELERS INSURANCE COMPANY
                         MODIFIED CROSS REFERENCE SHEET
                                  FIXED ANNUITY

ITEM NO.    FORM S-1 REGISTRATION FORM                FORM S-2 REGISTRATION FORM                 LOCATION IN PROSPECTUS

1           Forepart of the Registration              Forepart of the Registration Statement     Forepart of the Registration
            Statement and Outside Front Cover         and Outside Front Cover Page of            Statement and Cover Page
            Page of Prospectus                        Prospectus

2           Inside Front and Outside Back Cover       Inside Front and Outside Back Cover        Front and Back Cover Pages
            Pages of Prospectus                       Pages of Prospectus

3           Summary Information, Risk Factors and     Summary Information, Risk Factors and      Summary; Charges and Deductions
            Ratio of Earnings to Fixed Charges        Ratio of Earnings to Fixed Charges

4           Use of Proceeds                           Use of Proceeds                            The Contract

5           Determination of Offering Price           Determination of Offering Price            Purchase Payment

6           Dilution                                  Dilution                                   N/A

7           Selling Security Holders                  Selling Security Holders                   N/A

8           Plan of Distribution                      Plan of Distribution                       Distribution of the Contracts

9           Description of Securities to be           Description of Securities to be            Summary; The Contract
            Registered                                Registered

10          Interests of Named Experts and Counsel    Interests of Named Experts and Counsel     Interests of Named Experts and
                                                                                                 Counsel

11          Information with Respect to Registrant    Information with Respect to Registrant     The Insurance Company

11A         Material Changes                          N/A [Included in Item 11(a)(4)]

12          Incorporation of Certain Information      Incorporation of Certain Information       Financial Statements and
            by Reference                              by Reference                               Incorporation of Certain
                                                                                                 Information by Reference
12A         Disclosure of Commission Position on      N/A                                        See Part II, Item 14
            Indemnification for Securities Act
            Liabilities

13          N/A                                       Disclosure of Commission Position on       N/A
                                                      Indemnification for Securities Act
                                                      Liabilities

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  FIXED ANNUITY








    The Travelers Insurance Company has filed for approval to change its name to MetLife Insurance Company of Connecticut. The change will be effective
      May 1, 2006 pending regulatory approval. You will receive a Contract endorsement notifying you of the name change once it has occurred.



























                                                                          5/2006

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  FIXED ANNUITY

MetLife Insurance Company of Connecticut's Fixed Annuity is a flexible premium group deferred annuity Contract ("the Contract and/or Certificates") which provides a guaranteed fixed rate of return for your investment. We offer the Contract to employers for use with retirement plans and programs that qualify for favorable federal tax treatment. Where permitted by state law, we reserve the right to restrict purchase payments into the Contract. If you surrender your Contract, your Cash Value may be subject to a market adjusted value calculation and surrender charges.

This prospectus explains:

       o   the Contract and Certificate;

       o   MetLife Insurance Company of Connecticut*;

       o   the Interest Rates;

       o   Surrenders and Partial Surrenders;

       o   Surrender Charges;

       o   Market Adjusted Value;

       o   Death Benefit;

       o   Annuity Payments;

       o   other aspects of the Contract.


The group annuity contracts may be issued to employers on an unallocated or allocated basis. This Contract is issued by MetLife Insurance Company of Connecticut. The Company is located at One Cityplace, Hartford, Connecticut 06103-3415. The telephone number is (860) 308-1000. MLI Distribution LLC (formerly, Travelers Distribution LLC), One Cityplace, Hartford, Connecticut 06103-3415 is the principal underwriter and distributor of the Contracts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                          PROSPECTUS DATED MAY 1, 2006.


--------------------------------------------------------------------------------
 *THE TRAVELERS INSURANCE COMPANY HAS FILED FOR APPROVAL TO CHANGE ITS NAME TO METLIFE INSURANCE COMPANY OF CONNECTICUT. THE CHANGE WILL BE EFFECTIVE MAY 1, 2006 PENDING REGULATORY APPROVAL. YOU WILL RECEIVE A CONTRACT ENDORSEMENT NOTIFYING YOU OF THE NAME CHANGE ONCE IT HAS OCCURRED.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

Special Terms.....................................   1           Ownership of the Investments..................   15
Summary...........................................   3           Partcial and Full Withdrawals.................   15
The Insurance Company.............................   4           Income Annuity Payments ......................   16
The Contract......................................   4           After Death & Death Benefits:
     Application and Purchase Payments............   4              Non-Qualified Annuities....................   16
Interest Periods..................................   4           Qualified Annuity Contracts...................   17
     Establishment of Interest Rates..............   5           Taxation of Qualified Annuity Contracts.......   17
Surrenders........................................   5           Mandatory Distributions for Qualified
Transfers.........................................   5              Plans......................................   18
     Restrictions on Financial Transactions.......   6           Individual Retirement Annuities...............   18
Charges and Deductions............................   6           Roth IRAs ....................................   19
     Surrender Charge.............................   6           Keogh.........................................   20
     Contract Discontinuation and Market                         Section 403(b) Plans and Arrangements.........   20
       Adjusted Value.............................   7           Designated Roth Accouns for 403(b) Plans......   20
     Premium Taxes................................   9           Qualified Pension and Profit-Sharing Plans....   22
     Reductions of Charges........................   9           Section 457 Plans.............................   22
Death Benefit.....................................   9           Taxation of Death Benefit Proceeds............   23
    Distribution Rules............................   9           Penalty Tax for Premature Distributions.......   23
Annuity Options...................................  10           The Employee Retirement Income
     Election of Maturity Date and Settlement                      Security Act of 1974........................   23
        Options...................................  10          Federal Income Tax Withholding &
     Change of Maturity Date or Annuity Option....  10             Eligible Rollover Distributions.............   24
     Annuity Options..............................  10          Other Non-Periodic Distributions...............   24
Investments by the Company........................  11           Periodic Distributions .......................   25
Annual Statement..................................  11          Tax Advice ....................................   25
Amendment of the Contracts........................  12      Other Tax Considerations ..........................   25
Distribution of the Contracts.....................  12          Hurricane Katrina Emergency Tax Relief ........   25
Federal Tax Considerations........................  13          Puerto Rico Tax Considerations ................   26
     General .....................................  14          Non-Resident Aliens ...........................   26
     Non-Qualified Annuity........................  14      Interests of Named Experts and Counsel.............   27
                                                            Appendix A.........................................  A-1
                                                            Appendix B: Texas Optional Retirement Program......  B-1

                                  SPECIAL TERMS
--------------------------------------------------------------------------------

In this prospectus, the following terms have the indicated meanings:

ANNUITANT -- The person upon whose life the Contract is issued.

ANNUITY -- Payment of income for a stated period or amount.

APPROVED PRODUCTS -- Products approved by the MetLife Insurance Company of Connecticut.

BENEFICIARY(IES) -- Beneficiary of this Contract is the Plan Trustee, unless the Plan provides otherwise.

CASH SURRENDER VALUE -- The Cash Value less surrender charges and any applicable Premium Tax.

CASH VALUE -- the value of net Purchase Payments in Your Account or an Individual Account less the amount of any surrenders, plus interest, sometimes referred to as "Account Value."

CERTIFICATE DATE -- The date on which a certificate is issued, as shown on the Certificate Specifications page.

CERTIFICATE OF PARTICIPATION -- A certificate stating the benefits to which each Participant is entitled under this Contract if issued.

CERTIFICATE YEAR -- A twelve-month period beginning on the Certificate Date and each anniversary thereof. This may or may not coincide with the Plan year.

CODE -- The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

COMPANY (WE, US, OUR) -- MetLife Insurance Company of Connecticut.

DUE PROOF OF DEATH -- (i) A copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death, (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to Us.

EXCESS PLAN CONTRIBUTIONS -- Plan contributions including excess deferrals, excess contributions, excess aggregate contributions, excess annual additions, and excess nondeductible contributions that require correction by the Plan Administrator, excluding reversions upon Plan Termination.

FIXED ACCOUNT -- Part of the general account of the Company, which may invest in stocks, bonds, money market investments, real estate mortgages, real estate and other investments.

FIXED ANNUITY -- An Annuity with payments that remain fixed as to dollar amount throughout the payment period.

INDIVIDUAL ACCOUNT -- Account Value/Cash Value credited to a Participant or Beneficiary under this Contract.

MATURITY DATE -- The date on which Annuity payments begin.

OUR OFFICE -- The home offices of MetLife Insurance Company of Connecticut located at One Cityplace, Hartford Connecticut 06103-3415. Please send all correspondence to P.O. Box 990026, Hartford, Connecticut 06199-0026.

PARTICIPANT -- An eligible person who is a member in Your Plan.

PLAN -- The Plan or the arrangement under Section 403(b) of the Code used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403, or 457 of the Code. We are not a party to the Plan. We do not assume the responsibilities of the Plan Administrator, nor are We bound by the terms of the Plan. All records pertaining to the Plan will be open for inspection by Us.

PLAN ADMINISTRATOR -- The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

PLAN TERMINATION -- Termination of Your Plan, including partial Plan Termination, as determined by Us.

PLAN TRUSTEE -- The trustee specified in the Contract Specifications.

PREMIUM TAX -- The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law.

PURCHASE PAYMENTS -- Payments of premium You make on behalf of the Participants under this Contract.

SEPARATION FROM SERVICE -- The termination or permanent severance of a Participant's employment with the employer for any reason that is a separation from service within the meaning of the Plan. However, termination of a Participant's employment with the employer as a result of the sale of all or part of the employer's business (including divisions or subsidiaries of the employer) will not be considered Separation from Service unless the Participant actually loses his/her job or is not immediately included in a pension or profit sharing plan of the successor employer.

SURRENDER -- Funds distributed from the Contract or certificate for retirement, Separation from Service, loans, hardship withdrawals, death, disability, return of Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract Discontinuance, or transfers to other Plan funding vehicles. Such surrender may or may not be subject to surrender charges and the market adjusted value calculations.

SURRENDER DATE -- The date We receive Your Written Request or a Participant's Written Request if so authorized, for a Surrender.

VALUATION DATE -- A date on which the Contract is valued.

WRITTEN REQUEST -- Written information including requests for Contract, Beneficiary, ownership transfers, surrenders or other changes sent to Us in a written form satisfactory to Us and received in good order at Our Office. Requests for changes are subject to any action taken prior to Our receipt of the written information.

YOU, YOUR -- The Contract owner.

YOUR ACCOUNT -- Cash Value attributed to Purchase Payments plus interest credited to You under this Contract.

                                     SUMMARY
--------------------------------------------------------------------------------

MetLife Insurance Company of Connecticut Fixed Annuity is a flexible premium group deferred fixed annuity contract available to certain types of retirement plans and programs that receive favorable tax treatment under the Code such as qualified pension and profit sharing plans, tax deferred annuity plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers) and deferred compensation plans of state and local governments.

This prospectus describes both the Contract and the Certificate. The Contract and Certificate have similar features and provisions. An employer as the Contract Owner purchases the Contract to fund its Qualified Plan. The employer can purchase the Contract on an allocated or unallocated basis. If the employer purchases the Contract on an allocated basis, the employee participating in the Qualified Plan ("Participant") will be issued a Certificate. Generally, allocated contracts are issued to tax deferred annuity plans. If the employer purchases the Contract on an unallocated basis, the employer will be responsible for any accounts for the Participant and no Certificates will be issued by us. Generally, unallocated contracts are issued to qualified pension and profit sharing plans and deferred compensation plans of state and local governments.

The Contract is offered by MetLife Insurance Company of Connecticut. It is a wholly owned subsidiary of MetLife, Inc. The Contract is available only in those states where it has been approved for sale.

We deposit your Purchase Payments in Our Fixed Account. For each Purchase Payment, We establish an interest rate "period " and guarantee a rate of interest for that Purchase Payment for twelve months. At the end of the twelve months, We will establish a renewal rate of interest. (See "Guaranteed Interest Rates").

You may surrender your Contract at any time before the Maturity Date, but the Cash Value may be subject to a surrender charge and/or Our market adjusted value calculations. You may also take partial surrenders from your Contract; partial surrenders may be subject to a surrender charge. However, if your Contract was issued as part of a tax deferred annuity plan, deferred compensation plan or combined qualified plan/tax deferred annuity plan, You or a Participant, if authorized, may take partial surrenders after the first Contract/Certificate Year annually of up to 10% of the Cash Value of Your Account/Individual Account as of the first Valuation Date of any given Contract/Certificate Year without the imposition of a surrender charge. We may waive surrender charges in certain instances. (See "Surrenders"). We also may deduct any applicable premium taxes from the amounts You surrender. A Participant may be subject to income tax and a 10% penalty tax if he or she is younger than 59 1/2 at the time of the full or partial surrender, and the full or partial surrender may also be subject to income tax withholding. (See "Federal Tax Considerations").

The market adjusted value calculations reflect the relationship between the interest rate on new deposits for this class of contracts on the date of surrender and the interest rate credited to amounts in Your Contract on the date of surrender. The Company has no specific formula for determining initial interest rates or renewal interest rates. However, such determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts invested in the Contract. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See Investments by the Company.) It is possible that the amount You receive upon surrender may be less than Your Purchase Payments if interest rates increase. It is also possible that if interest rates decrease, the amount You receive upon surrender may be Your net Purchase Payments plus accrued interest. On the Maturity Date You specified, the Company will make either a lump sum payment or start to pay a series of payments based on the Annuity Options you select. (See "Annuity Period").

If a Participant dies before the Maturity Date, the Contract provides for a death benefit which is the Cash Value of the Participant's Individual Account, less any applicable premium tax as of the date We receive Due Proof of Death. (See "Death Benefit").

We will deduct any applicable premium taxes from Cash Value either upon death, surrender, annuitization, or at the time You make a Purchase Payment to the Contract. (See "Surrenders Premium Taxes").

The terms and conditions of the Plan govern what is available to Participants. Participants should carefully consider the features of their employer's Plan, which may be different from the Contract and Certificate described in this prospectus. In addition, certain features described in this prospectus may vary from your Contract because of differences in applicable state law.

We offer a variety of fixed and variable annuity contracts. They offer features, including variable investment options, fees and/or charges that are different from those described in this prospectus. Upon request, Your agent can provide You with more information about those Contracts.

                              THE INSURANCE COMPANY
--------------------------------------------------------------------------------

MetLife Insurance Company of Connecticut (formerly The Travelers Insurance Company) is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands, and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through it subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

                                  THE CONTRACT
--------------------------------------------------------------------------------

APPLICATION AND PURCHASE PAYMENTS

You may purchase a Contract through an authorized agent. The agent will send Your completed application or order to purchase, along with a minimum Purchase Payment of at least $1,000 for the Contract and $20 for each certificate to Us, and We will determine whether to accept or reject your application or order to purchase. If We accept your application or order to purchase, one of Our legally authorized officers will prepare and execute a Contract within two business days after We receive that application or order. We then will send the Contract to you through your sales representative.

We may:

       o  accept Purchase Payments up to $3 million without prior approval;

       o contact You or Your agent if the application or order form is not properly completed; and/ or

       o return your entire application or order form and Purchase Payment within thirty days if not properly completed.

We sell the Contract for use with certain qualified retirement plans. Please be aware that the Contract includes features such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. Please consult a tax adviser to determine whether this Contract is an appropriate investment for You. See Appendix A for information concerning qualified plans.

You may make additional Purchase Payments of at least $1,000 ($20 per Certificate) at any time before the Maturity Date. We will apply any subsequent net Purchase Payment You make within two Business Days after We receive it.

                                INTEREST PERIODS
--------------------------------------------------------------------------------

We deposit each net Purchase Payment (I.E., a Purchase Payment less any applicable Premium Tax charge) in our Fixed Account where We credit the Payment with interest daily at an effective annual interest rate between 1.0% and 3.0% for allocated contracts and 1.0% for unallocated contracts, depending on applicable states' statutory minimum requirements. We may, however, in our sole discretion, credit interest above the statutory minimum requirements. The actual minimum interest rate for your Contract will be on the Contract Specifications page. This rate will not change for the life of the Contract and will apply to any Certificates issues under the Contract.

The amount of interest We credit to a particular net Purchase Payment varies with that Purchase Payment's interest rate "period". We establish an interest rate "period " for each net Purchase Payment, and guarantee that rate for twelve months. At the end of that twelve-month guarantee period, We will determine and credit a renewal interest rate. We guarantee that renewal rate until the end of the current calendar year. After that, We will declare the second and all future renewal rates each subsequent January 1 and guarantee such rates through December 31 of each year.

ESTABLISHMENT OF INTEREST RATES

When you purchase Your Contract, You will know the initial interest rate for your Purchase Payment. The Company has no specific formula for determining interest rates in the future. The interest rates will be declared from time to time as market conditions dictate. (See "Investments by the Company"). The Company may consider various factors in determining interest rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends, and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.

The Company will make the final determination as to interest rates to be declared. We cannot predict nor can we guarantee future interest rates.

                                   SURRENDERS
--------------------------------------------------------------------------------

There are two sets of rules when considering surrenders or partial surrenders from Your Contract. The first are rules and procedures that apply to surrenders and partial surrenders under the Contract; We discuss these provisions in this prospectus. The second are rules specific to Your Plan. Please consult Your Plan for information as to those provisions.

The Contract allows You to make a full or partial surrender by Written Request before the Maturity Date, subject to the surrender charges and in some instances, adjusted market value calculations. In addition, Participants, if so authorized, may make partial surrenders. We may discontinue the Contract or terminate a Participant's Individual Account under certain circumstances.

We will determine Your Cash Surrender Value (or Cash Surrender Value in an Individual Account) as of the next Valuation Date following Our receipt of a Written Request by You or the Participant, if so authorized. We may defer payment of any surrender up to six months from the date We receive Your notice of surrender, or such lesser period if required by state law. State law requires that if We defer payment for more than 30 days, We will pay the state required annual interest rate on the amount that we defer.

For the purposes of processing partial surrenders, We will take the amount surrendered from the most recent "period" first, and then from each subsequent "period" in descending order on a last-in, first out basis. Upon request, We will inform You of the amount payable upon a full or partial surrender. Any full or partial surrender may be subject to ordinary income tax and, if a Participant is younger than age 59 1/2 at the time of the full or partial surrender, a 10% penalty tax may apply. A full or partial surrender may also be subject to income tax withholding. A Participant may not be able to take partial surrenders from his or her Individual Account before age 59 1/2. A Participant should discuss his or her options with a qualified tax advisor. (See "Federal Tax Considerations".)

                                    TRANSFERS
--------------------------------------------------------------------------------

You may transfer amounts from the Fixed Account to products within Your Plan and to Approved Products not issued by Us. If you transfer Cash Value to Approved Products not issued by Us, Your transfers may not exceed 20% per Contract/Certificate Year of the Cash Value in the Fixed Account valued on each Contract/Certificate Year anniversary. We reserve the right to modify the amount available for transfer to Approved Products and to products not issued by Us.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions and thereby refuse to accept any request for withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your contract to government regulators.

                             CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------

We will deduct the charges described below to cover our costs and expenses, the services provided, and our risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contract and for providing the benefits payable thereunder. Our administrative services and risks may include:

       o processing applications for and issuing the Contracts and certificates thereunder;

       o  maintaining Contract owner and Participant records;

       o  administering Annuity payments;

       o  furnishing accounting services;

       o  reconciling and depositing cash receipts;

       o  providing Contract confirmations and periodic statements;

       o  providing toll-free inquiry services; and

       o the risk that our costs in providing the services will exceed our revenues from Contract charges (which cannot be changed).

The amount of the charge may not necessarily correspond to the costs associated with providing the services or benefits stated in the Contract. We may realize a profit on one or more of the charges, and may use any such profit for any corporate purpose.

SURRENDER CHARGE

We do not assess front-end sales charges. We may, however, assess a surrender charge on full and partial surrenders made before the end of the eighth Contract/Certificate Year. The surrender charge for an allocated Contract is calculated based on the age of each Certificate. The surrender charge for an unallocated Contract is calculated based on the age of the Contract. The maximum surrender charge is computed as a percentage of the Cash Value being surrendered and is as follows:

                                                CHARGE AS A PERCENTAGE
         CONTRACT/CERTIFICATE YEAR                  OF CASH VALUE
         -------------------------                  -------------
                    1-2                                   5%
                    3-4                                   4%
                    5-6                                   3%
                     7                                    2%
                     8                                    1%
                    9+                                    0%

We will not assess a surrender charge on:

       ->   transfers to Approved Products within Your Plan

       -> certain benefit distributions that become payable under the terms of a Plan and other distributions, including:

              o retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

              o  Separation from Service;

              o  hardship withdrawals as defined by the Code;

              o  minimum distributions as defined by the Code;

              o  return on Excess Plan Contributions;

              o certain Plan expenses as mutually agreed upon between You and Us;

              o transfers to an employer stock fund as mutually agreed upon between You and Us; and

              o  annuitization under this Contract.

       -> if the market adjusted value is greater than the Cash Value of the Contract as of the date of discontinuance, and You elect to receive the Cash Value of the Contract in equal installments over a 5-year period.

Unless payment of surrender charges are provided in a different manner, We will reduce your requested distribution by any applicable surrender charges.

In addition, for Contracts issued to tax deferred annuity plans, deferred compensation plans or combined qualified plans/tax deferred annuity plans, We may allow You or a Participant, if authorized, after the first Contract/Certificate Year to take partial surrenders annually of up to 10% of the Cash Value in Your Account/Individual Account as of the first Valuation Date of any given Contract Year without the imposition of a surrender charge. The free withdrawal allowance does not apply to full surrenders transferred directly to annuity contracts issued by other financial institutions. We reserve the right to modify the free withdrawal amount.

We reserve the right to modify the surrender charge provisions for Contracts issued in the future. This will not affect Your Contract if the Contract is in effect before the modification to the surrender charge is effective.

CONTRACT DISCONTINUATION AND MARKET ADJUSTED VALUE

Under certain circumstances, We may discontinue the Contract.

You may discontinue this Contract by Written Request at any time for any reason.

If the Contract is discontinued, any Certificates issued under the Contract will be discontinued.

We reserve the right to discontinue this Contract if:

       o the Cash Value of Your Contract is less than the termination amount shown on your Contract Specifications page. We state a termination amount on your Contract Specifications page. In general, this amount is $2,000 of the Cash Value of a Participant's Individual Account (the amount is $2,000 per Account for an allocated Contract and $20,000 per unallocated Contract). If the Cash Value in a Participant's Individual Account is less than that stated termination amount, We reserve the right to terminate that Account and move the Cash Value of that Participant's Individual Account to Your Account. We will move to Your Account at Your direction any Cash Value to which a Participant is not entitled under the Plan upon termination;

       o We determine within Our sole discretion and judgment that the Plan or administration of the Plan is not in conformity with applicable law; or

       o  We receive notice that is satisfactory to Us of Plan Termination.

If you discontinue this Contract because of Plan Termination and the Plan certifies to Us that the Plan Termination is the result of the dissolution or liquidation of the employer under US Code Title 11 procedures, We will distribute the Cash Surrender Value directly to the employees entitled to share in such distributions in accordance with the Plan relating to Plan Termination. Distribution may be in the form of cash payments, Annuity options, or deferred annuities.

The following events will not trigger a market adjusted value:

              o retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

              o  Separation from Service;

              o  hardship withdrawals as defined by the Code;

              o  minimum distributions as defined by the Code;

              o  return on Excess Plan Contributions;

              o certain Plan expenses as mutually agreed upon between You and Us;

              o transfers to an employer stock fund as mutually agreed upon between You and Us; and

              o  annuitization under this Contract.

However, if you discontinue this Contract for any other reason than the events described immediately above or because of Our exercise of Our right to discontinue the Contract, We will determine the market adjusted value of the Contract. The market adjusted value is the current value as of the date of discontinuance and reflects the relationship between the rate of interest credited to funds on deposit under the Contract at the time of discontinuance to the rate of interest credited on new deposits for this class of contracts at the time of discontinuance. The market adjusted value may be greater than or less than the Cash Value of the Contract.

If the market adjusted value is less than the Cash Value of your Contract as of the date of discontinuance, We will pay You Your choice of:

     (a) the market adjusted value, less any amounts deducted on surrender, in one lump sum within 60 days of the date of discontinuance; or

     (b) the Cash Surrender Value of the Contract in equal installments over a 5-year period. We determine the amount deducted on surrender, if any, as of the date of discontinuance and will apply that amount to all installment payments. We will credit interest to the remaining Cash Value during this installment period at a fixed effective annual interest rate of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. Allowable distributions shown of Your Contract Specifications page are not allowed during the 5-year installment period.

If the market adjusted value is greater than the Cash Value of the Contract as of the date of discontinuance, We will pay You Your Choice of:

     (a) the Cash Surrender Value of the Contract within 60 days of the date of discontinuance; or

     (b) the Cash Value of the Contract in equal installments over a 5-year period. We will credit interest on the remaining Cash Value of the Contract during the installment period at a fixed annual rate of interest of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing of the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. We do not allow the allowable distributions shown on Your Contract Specifications page during the 5-year installment period.

MARKET ADJUSTED VALUE FORMULA: Payment on a partial or full surrender may be adjusted up or down by the application of the market adjusted value calculation. The market adjusted value formula is:


        MARKET ADJUSTED VALUE = CASH VALUE X (1+RO)(5) / (1+R1+.0025)(5)

Where:

RO is the average interest rate credited to amounts in the Contract on the date of discontinuance, and R1 is the interest rate on new deposits for this class of contracts on the date of discontinuance.

PREMIUM TAXES


Certain state and local governments impose premium taxes. These taxes currently range from 0% to 3.5%, depending upon the jurisdiction. The Company is responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract, but no earlier than when the Company has a tax liability under state law.


REDUCTIONS OF CHARGES

We may reduce or eliminate certain charges or alter the manner in which the particular charge is deducted. Generally, these types of changes will be based on anticipated lower sales expenses or fewer sales services due to:

       o  the size of the group participating in the Contract;

       o  an existing relationship to the contract owner;

       o  use of mass enrollment procedures; or

       o performance of sales functions by a third party which We would otherwise perform. Please see your Contract for any reduction of charges provisions applicable to You.

                                  DEATH BENEFIT
--------------------------------------------------------------------------------

If applicable under Your Plan, We may pay a death benefit in a single sum to the Beneficiary if a Participant dies before the Maturity Date. We also may pay a death benefit under certain circumstances if the Annuitant dies on or after the Maturity Date.

The death benefit before the Maturity Date equals the Cash Value of a Participant's Individual Account less any applicable premium tax as of the date We receive Due Proof of Death. If the Annuitant dies on or after the Maturity Date, the death benefit will consist of any benefit remaining under the Annuity option then in effect.

We will pay interest on death proceeds of a Participant's Individual Account in accordance with regulation in effect by the state whose laws apply to the Contract.

DISTRIBUTION RULES

The distributions required by federal tax law differ for qualified plans depending on the type of Plan. Upon receipt of Due Proof of Death, the Beneficiary will instruct us how to treat the proceeds, subject to the distribution rules discussed below.

In general, the Beneficiary will receive any remaining contractual benefits upon the death of the Participant. The Beneficiary may receive the remaining benefits in a single sum or elect one of the settlement options. If the Participant dies after any mandatory distribution has begun but before his or her entire interest has been distributed, the remaining interest must be paid out at least as rapidly as it was being paid out under the method of payment in effect at the time of death. If the Participant dies before the distribution of his or her entire interest has begun, the entire interest must be distributed within five years after the Participant's death or an Annuity payable over no longer than life or life expectancy must be distributed to an electing Beneficiary starting within one year of the Participant's death. A spousal designated Beneficiary may elect to defer distributions until the Participant would have attained the age of 70 1/2.

Please see Your Contract and Your tax advisor for more information.

                                 ANNUITY OPTIONS
--------------------------------------------------------------------------------

ELECTION OF MATURITY DATE AND SETTLEMENT OPTIONS

You can select a Maturity Date when you apply for the Contract and/or when We issue a certificate thereunder; if You do not, the default age for certificate maturity is when a Participant reaches age 70 1/2.

You may elect to have all or a portion of the Cash Surrender Value of an Individual Account paid in a lump sum, or You may elect to have Your Cash Surrender Value or a portion thereof, distributed under any of the Annuity options described below. In addition, any amount payable from the Contact may be applied to an Annuity option. A Participant, if authorized, may apply any proceeds payable from his or her Individual Account to an Annuity Option.

To elect an Annuity option, You must send a Written Request to Our Office at least 30 days before such election is to become effective. If no option is elected for qualified Contracts, We will apply the Cash Surrender Value to Option 4 to provide a Joint and Last Survivor Life Annuity.

You must provide Us with the following information when you elect an Annuity option:

       o the Participant's name, address, date of birth, and social security number;

       o  the amount to be distributed in the form of an Annuity option;

       o  the Annuity option which is to be purchased;

       o  the date the Annuity option payments are to begin;

       o if the form of the Annuity provides a death benefit in the event of the Participant's death, the name, relationship, and address of the Beneficiary as designated by You; and

       o  any other data We may require.

CHANGE OF MATURITY DATE OR ANNUITY OPTION

You may change the Maturity Date at any time as long as such change is made in writing and is received by Us at least 30 days before the scheduled Maturity Date or date the Annuity option is scheduled to become effective. Once an Annuity option has begun, it may not be changed.

ANNUITY OPTIONS

You or a Participant, if authorized, may elect any one of the following Annuity options. Annuity payments may be available on a monthly, quarterly, semiannual, or annual basis. The minimum amount that may be applied to Annuity options is $2,000 unless We consent to a smaller amount. If any periodic payments due are less than $100, We reserve the right to make payments at less frequent intervals.

We use the Life Annuity Tables to determine the first monthly payment. They show the dollar amount of the first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to an Annuity will be the Cash Surrender Value attributable to a Participant's Individual Account as of 14 days before the Maturity Date. We reserve the right to require satisfactory proof of age of any person on whose life We base Annuity payments before making the first payment under any of these options.

Any Cash Surrender Value We apply to an Annuity option will provide payments at least equal to those provided if the same amount was applied to purchase a single premium immediate Annuity We offer at that time for the same class of contracts. If it would produce a larger payment, We agree that We will determine the Annuity payment using the Life Annuity Tables in effect on the Maturity Date.

As provided in your Contract, We may adjust the age used to determine Annuity payments, and We may deduct premium taxes from Annuity payments.

OPTION 1 -- LIFE ANNUITY -- NO REFUND: The Company will make Annuity payments during the lifetime of the Annuitant ending with the last monthly payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for Beneficiaries.

OPTION 2--LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS ASSURED: The Company will make monthly Annuity payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120,180, or 240 months as elected, We will continue making payments to the Beneficiary during the remainder of the period.

OPTION 3 -- JOINT AND LAST SURVIVOR LIFE ANNUITY: The Company will make monthly annuity payments during the joint lifetime of the Annuitant and a second person. On the death of either person, We will continue making payments to the survivor. No further payments will be made following the death of the survivor.

OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY - ANNUITY REDUCED ON DEATH OF PRIMARY PAYEE: The Company will make monthly Annuity payments during the joint lifetime of two persons on whose lives We base the payments. We will designate one of the two persons as the primary payee. We will designate the other person as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make monthly Annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

On the death of the primary payee, if survived by the secondary payee, We will continue to make monthly Annuity payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee.


No further payments will be made following the death of the survivor.

OPTION 5 -- PAYMENTS FOR A FIXED PERIOD: The Company will make monthly payments for the period selected. If at the death of the Annuitant payments have been made for less than the period selected, the Company will continue to make payments to the Beneficiary during the remainder of that period.

OPTION 6 -- OTHER ANNUITY OPTIONS: The Company will make other arrangements for Annuity payments as may be mutually agreed upon by You and Us.

                           INVESTMENTS BY THE COMPANY
--------------------------------------------------------------------------------

We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

In establishing interest rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts at the time that the interest rates are established. (See "Establishment of Interest Rates".) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.

                                ANNUAL STATEMENT
--------------------------------------------------------------------------------

After the end of each calendar year, You will receive a statement that will show:

       o  Your Cash Value as of the end of the preceding year;

       o  all transactions regarding Your Contract during the year;

       o  Your Cash Value at the end of the current year; and

       o  the interest credited to Your Contract.

                           AMENDMENT OF THE CONTRACTS
--------------------------------------------------------------------------------

We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify You in writing of any such amendments.

                          DISTRIBUTION OF THE CONTRACTS
--------------------------------------------------------------------------------

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut (together the "Company") have appointed MLI Distribution LLC ("MLIDLLC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDLLC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other annuity contracts and variable annuity and life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDLLC for expenses MLIDLLC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDLLC does not retain any fees under the Contracts.

MLIDLLC's principal executive offices are located at One Cityplace, Hartford, Connecticut 06103. MLIDLLC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

MLIDLLC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of the NASD, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved.

COMPENSATION. Broker-dealers who have selling agreements with MLIDLLC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 6% of Purchase Payments (if up-front compensation is paid to registered representatives).

The Company and MLIDLLC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDLLC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDLLC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products. The Company and MLIDLLC have entered into preferred distribution arrangements with its affiliates Tower Square Securities, Inc. and MetLife Investors Distribution Company, as well as with the unaffiliated broker-dealer firms. The Company may enter into similar arrangements with its other affiliates New England Securities Corporation and Metropolitan Life Insurance Company. A list of the unaffiliated broker-dealer firms which have entered into such arrangements is on our website.

SALES BY AFFILIATES OF THE COMPANY. The Company and MLIDLLC may offer the Contracts through retail broker-dealer firms that are affiliates of the Company, including Tower Square Securities, Inc., Metropolitan Life Insurance Company, Walnut Street Securities, Inc. and New England Securities Corporation. The compensation paid to affiliated broker-dealer firms for sales of the Contracts is generally not expected to exceed, on a present value basis, the percentages described above. These broker-dealer firms pay their registered representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount the broker-dealer firms pass on to their registered representatives is determined in accordance with their internal compensation programs. These programs may also include other types of cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplementary salary, financing arrangements, marketing support, medical and other insurance benefits, retirement benefits, non-qualified deferred compensation plans, and other benefits. For registered representatives of certain affiliates, the amount of this additional cash compensation is based primarily on the amount of proprietary products sold and serviced by the representative. Proprietary products are those issued by the Company or its affiliates. The managers who supervise these registered representatives may also be entitled to additional cash compensation based on the sale of proprietary products by their representatives. Because the additional cash compensation paid to these registered representatives and their managers is primarily based on sales of proprietary products, these registered representatives and their managers have an incentive to favor the sale of proprietary products over other products issued by non-affiliates.

Registered representatives of our affiliate, Metropolitan Life Insurance Company, receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. The cash payment is equal to a percentage of the gross dealer concession. For MetLife registered representatives other than those in our MetLife Resources (MLR) Division, the percentage is determined by a formula that takes into consideration the amount of premiums and purchase payments applied to proprietary products that the registered representative sells and services. The percentage could be as high as 100%. (MLR registered representatives receive compensation based upon premiums and purchase payments applied to all products sold and serviced by the representative.) In addition, all MetLife registered representative are entitled to the additional compensation described above based on sales of proprietary products. Because sales of proprietary products are a factor determining the percentage of gross dealer concession and/or the amount of additional compensation to which MetLife registered representatives are entitled, they have an incentive to favor the sale of proprietary products. In addition, because their sales managers' compensation is based on the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

The Company's affiliates also offer their registered representatives and their managers non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional materials and similar services.

                           FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

GENERAL

The Company is taxed as a life insurance company under Subchapter L of the Code. Generally, amounts credited to a contract are not taxable until received by the Contract Owner, participant or Beneficiary, either in the form of annuity payments or other distributions. Tax consequences and limits are described further below for each annuity program. The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide legal or tax advice. Because of the complexity of the law and the fact that the tax results will vary depending upon many factors, you should consult with your tax and/or legal advisor regarding the tax implications of purchasing this Contract based upon your individual situation.

Congress has recognized the value of saving for retirement by providing certain tax benefits for annuities. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of Contract, Qualified or Non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the marginal tax rates on long-term capital gains and dividends to 5% and 15%. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Earnings under annuity Contracts, like interest payable as fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (current top rate of 35%).

Under current Federal income tax law, the taxable portion of distribution under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends.

We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or ERISA (the Employee Retirement Income Security Act of 1974). If the Annuity is subject to the Retirement Equity Act because it is part of a plan subject to ERISA, the participant's spouse has certain rights which may be waived with the written consent of the spouse. Consult your tax advisor.

The rules for state and local income taxes may differ from the Federal income tax rules. Contract Owners and prospectus contract owners of the Contract should consult their own tax advisors and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the contract.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS. Consult a tax advisor or attorney prior to naming a beneficiary or other payee under the Income Annuity to determine whether this tax may apply.

To the extent permitted under Federal income tax law, the Separate Account may claim the benefit of certain tax credits attributable to taxes paid by certain of the Variable Funding Options to foreign jurisdictions.

NON-QUALIFIED ANNUITY

As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs - either as a withdrawal (distribution made prior to the Maturity Date), or as periodic Annuity Payments. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws. Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed. The remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes.

If a non-qualified annuity is owned by other than an individual (e.g. by a corporation), however, increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if you transfer the Contract to another person or entity without adequate consideration, all deferred increases in value will be includable in your income for federal income tax purposes at the time of the transfer.

The tax law treats all non-qualified deferred annuities issued after October 21, 1988 by the same company (or its affiliates) to the same owner during any one calendar year as one annuity. This may cause a greater portion of your withdrawals from the Deferred Annuity to be treated as income than would otherwise be the case. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time.

Under section 1035 of the Code, your Non-Qualified Contract may be exchanged for another Non- Qualified annuity without paying income taxes if certain Code requirements are met and income payments have not yet commenced. Code Section 1035 provides that no gain or loss is recognized when an annuity contract or a portion of an existing annuity account balance is received in exchange for a life, endowment, or annuity Contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange (or a portion thereof) could result in your investment becoming subject to higher or lower fees and/or expenses.

For partial exchanges under section 1035, it is conceivable that the IRS could require aggregation of the several contracts if distributions have been taken from any of the contracts after the exchange within a certain period of time (e.g. 24 months) resulting in greater taxable income and adverse tax consequences such as imposition of the 10% penalty if the taxpayer has not attained age 59 1/2 at the time of the distribution(s).

Additionally, consolidation of contracts under a section 1035 exchange will cause an aggregation of contract values and may adversely impact gain reported and possible imposition of the 10% penalty if the taxpayer is under age 59 1/2 at the time of distribution from a consolidated contract.

Where otherwise permitted under the Deferred Annuity, pledges, direct or indirect borrowing against the value of the contract and other types of transfers of all or a portion of your Account Balance may result in the immediate taxation of the gain in your Deferred Annuity. This rule may not apply to certain transfers between spouses or between ex-spouses which are considered incident to divorce as defined by the Code.

Consult your tax advisor prior to changing the annuitant or prior to changing the date you have determined to commence income payments, if permitted under the terms of your contract. It is conceivable that the IRS could consider such actions to be a taxable exchange of annuity contracts.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of annuity contracts have been considered to be the owners of the underlying investments for Federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the underlying investments. While we believe that the Contract does not give the Contract Owner investment control over the underlying investments, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the underlying investments supporting the Contract.

PARTIAL AND FULL WITHDRAWALS

Any withdrawal is generally treated as coming first from earnings (determined based on the difference between the account balance prior to any surrender charges and the remaining basis, immediately prior to the withdrawal) and only after all earnings are paid out from your contributions (and thus a nontaxable return of principal). However, this rule does not apply to payments made under income annuities. Such payments are subject to an "exclusion ratio" or "excludable amount" which determines how much of each payment is a non-taxable return of your contributions/purchase payments and how much is a taxable payment of earnings. Once the total amount treated as a return of your contributions/purchase payments equals the amount of such contributions/purchase payments, all remaining payments are fully taxable

Generally, when you (or your beneficiary in the case of a death benefit) make a partial withdrawal from your Non-Qualified Annuity, the Code treats such a withdrawal as:

o  First coming from earnings (and thus subject to income tax); and

o  Then from your purchase payments (which are not subject to income tax).

This rule does not apply to payments made pursuant to an income pay-out option under your Contract.

In the case of a full withdrawal, the withdrawn amounts are treated as first coming from your non-taxable return of purchase payments and then from a taxable payment of earnings. In the event the proceeds on full surrender of your Contract are less than remaining purchase payments you may be able to claim a loss: consult a tax advisor as to whether a loss is allowable, the character of such loss and where to claim it in your Federal Income Tax return.

INCOME ANNUITY PAYMENTS

Generally, different tax rules apply to payments made generally pursuant to an Income Annuity or pay-out option under your Deferred Annuity than to withdrawals and payments received before the annuity starting date.

Income payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

o  A non-taxable return of your purchase payment; and

o  A taxable payment of earnings.

Partial Annuitizations: At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your account balance is used to convert to income payments. CONSULT YOUR TAX ATTORNEY PRIOR TO PARTIALLY ANNUITIZING YOUR CONTRACT.

Income payments and amounts received on the exercise of a full withdrawal or partial withdrawal option under your Non-qualified Qualified Income Annuity may not be transferred in a tax-free exchange into another annuity contract. In accordance with our procedures, such amounts will instead be taxable under the rules for income payment or withdrawals, whichever is applicable.

Additionally, if you are under age 59 1/2 at the time income payments commence and intend the income payments to constitute an exception to the 10% penalty tax, any attempt to make a tax-free transfer or rollover (whether for non-qualified or qualified annuities) prior to the later of (a) age 59 1/2, or
(b) five years after income payments commence will generally invalidate the exception and subject you to income tax, additional penalties and interest.

Generally, once the total amount treated as a non-taxable return of your purchase payment equals your purchase payment, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your income payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Under the Code, withdrawals or income payments from Non-Qualified qualified annuities need not be made by a particular age. However, it is possible that the IRS may determine that you must take a lump sum withdrawal or elect to receive income payments by a certain age (e.g., 85).

AFTER DEATH & DEATH BENEFITS: NON-QUALIFIED ANNUITIES

The death benefit under an annuity is generally taxable to the recipient beneficiary or other payee, such as your estate, in the same manner as distributions made to the contract owner (using the rules for withdrawals or income payments, whichever is applicable).

If you die before the annuity starting date, as defined under Treasurey Regulations, we must make payment of your entire interest in the Contract within five years of the date of your death or begin payments for a period and in a manner allowed by the Code ( and any regulations thereunder) to your beneficiary within one year of the date of your death. If your spouse is your beneficiary, he or she may elect to continue as "contract owner" of the Contract.

If the Contract is issued in your name after your death for the benefit of your designated beneficiary with a purchase payment which is directly transferred to the Contract from another non-qualified account or non-qualified annuity you owned, the entire interest in the Contract including the value of all benefits in addition to the account balance must be distributed to your designated beneficiary under the required minimum distribution rules under the Code that apply after your death. Additionally, the death benefit must continue to be distributed to your beneficiary's beneficiary in a manner at least as rapidly as the method of distribution in effect at the time of your beneficiary's death.

If you die before the annuity starting date, as defined under Treasury Regulations, we must make payment of your entire interest in the Contract within five years of the date of your death or begin payments for a period and in a manner allowed by the Code (and any regulations thereunder) to your beneficiary within one year of the date of your death. If your spouse is your beneficiary, he or she may elect to continue as "contract owner" of the Contract.

After your death, if your designated beneficiary does not timely elect in accordance with our procedures a method for the payment of the death benefit complying with the Code, the remaining interest in the Contract must be distributed within five years of the date of your death.

If you die on or after the "annuity starting date," as defined under Treasury Regulations, payments must continue to be made at least as rapidly as under the income type being used as of the date of your death.

If you die before all purchase payments are returned, the unreturned amount may be deductible on your final income tax return or deductible by either your beneficiary, if income payments continue after your death, or by your estate or your beneficiary if paid in a lump sum.

In the case of joint owners, the above rules will be applied on the death of any contract owner.

Where the contract owner is not a natural person, these rules will be applied on the death of or change of any annuitant (if changes to the annuitant are permitted under the Contract).

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or individual retirement annuity (IRA), or deductible IRA contributions, your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs, tax-sheltered annuities established by public school systems or certain tax-exempt organizations under Code Section 403(b), corporate sponsored pension and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below.

All IRAs, TSAs (ERISA and non-ERISA) ss.457(b), ss.403(a), SEP and SIMPLE plans and 401(a) and 401(k) plans (hereinafter "Qualified Plans" unless otherwise specified) receive tax deferral under the Code. Although there are no additional tax benefits by funding your Qualified Plan with an annuity, doing so does offer you additional insurance benefits such as the availability of a guaranteed income for life.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract have generally not yet been taxed, the full amount of such distributions, including the amount attributable to Purchase Payments, whether paid in the form of lump-sum withdrawals or Annuity Payments, are generally taxed at the ordinary income tax rate unless the distribution is transferred to an eligible rollover account or contract. The Contract is available as a vehicle for IRA rollovers and for other Qualified Contracts.

There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified plan funding vehicles are generally not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70(1)/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70(1)/2 or the year of retirement (except for 5% or more owners). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value must be added to the Contract Value in computing the amount required to be distributed over the applicable period. We will provide You with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for You or offer to do so at Your request. The new rules are not entirely clear and you should consult your own tax advisors as to how these rules affect your own Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within 5 years from the date of death (including in a single lump sum) or minimum distributions may be taken over the life expectancy of the individual beneficiaries (and in certain situations, trusts for individuals), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply in the case of an IRA where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract as owner. Alternative rules permit a spousal beneficiary under a qualified contract, including an IRA, to defer the minimum distribution requirements until the end of the year in which the deceased owner would have attained age 70 1/2, or to rollover the death proceeds to his or her own IRA or to another eligible retirement plan in which he or she participates.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403 (B), 457 AS WELL AS IRA OWNERS:

While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for the higher limits to be effective at a state income tax level. In other words, permissible contribution limit for income tax purposes may be different at the federal level from your state's income tax laws. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make deductible contributions to an individual retirement annuity (IRA). The applicable limit ($2,000 per year prior to 2002) has been increased by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). The limit is $3,000 for calendar years 2002-2004, $4,000 for calendar years 2005-2007, and will be indexed for inflation in years subsequent to 2008. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $42,000 or 100% of pay for each participant in 2005 ($44,000 for 2006).

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

CONVERSION

You may convert/rollover an existing IRA to a Roth IRA if your modified adjusted gross income does not exceed $100,000 in the year you convert. If you are married but file separately, you may not convert a Traditional IRA into a Roth IRA.

Except to the extent you have non-deductible IRA contributions, the amount converted from an existing IRA into a Roth IRA is taxable. Generally, the 10% early withdrawal penalty does not apply to conversions/rollovers. (See discussion below).

Unless you elect otherwise, amounts you convert from a Traditional IRA to a Roth IRA will be subject to income tax withholding. The amount withheld is determined by the Code.

Note: new IRS guidance requires that in the case of a redesignation of a Traditional IRA into a Roth IRA under the same Contract, the amount that is treated as a taxable distribution is the entire value of the contract, in addition to the account balance. The method(s) under which this value must be determined has not been finalized by the IRS. However, interim guidance has been issued which provides the Issuer may use a method similar to that used in determining the required minimum distribution (but without certain exceptions and assumptions being permitted). Additionally, issuers are required to increase the value subject to tax in the year of the redesignation by any front loads or non-recurring charges (this could include contractual withdrawal charges) imposed in the 12 months prior to the conversion. If your Contract permits such redesignation, consult your tax advisor prior to redesignating your Traditional IRA to a Roth.

If you mistakenly convert or otherwise wish to change your Roth IRA contribution to a Traditional IRA contribution, the tax law allows you to reverse your conversion provided you do so before you file your tax return for the year of the contribution and if certain conditions are met.

In general, a taxpayer may be permitted to revoke or recharacterize a previous conversion from a Traditional IRA to a Roth IRA provided that certain conditions are met. Consult your tax advisor and the instructions to IRS Form 8606 which indicates how and when the recharacterization must be made to be valid and how amounts should be reported. The income tax regulations also impose a waiting period to make a reconversion after such a reversal or recharacterization.

KEOGH

A Keogh plan is generally a qualified retirement plan (defined contribution or defined benefit) that covers a self-employed person. Other employees may also be covered. Special rules apply to contribution limits in the case of a self-employed person. The tax rules work similarly to the withdrawal, distribution and eligible distribution rules as under IRAs. However, there may be some differences: consult your tax advisor.

SECTION 403 (b) PLANS AND ARRANGEMENTS

Purchase Payments for a tax-deferred annuity contract (including salary reduction contributions) may be made by an employer for employees under annuity plans adopted by public educational organizations and certain organizations which are tax exempt under Section 501 (c) (3) of the Code. Within statutory limits ($14,000 in 2005, $15,000 in 2006), such salary reduction contributions are not currently includable in the gross income of the participants. Additional "catch-up contributions" may be made by individuals age 50 or over. Increases in the value of the Contract attributable to these Purchase Payments are similarly not subject to current taxation. Instead, both the contributions to the tax-sheltered annuity and the income in the Contract are taxable as ordinary income when distributed.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except when due to death, disability, or as part of a series of payments for life or life expectancy, or made after the age of 55 with separation from service. There are other statutory exceptions that may apply in certain situations.

Amounts attributable to salary reductions made to a tax-sheltered annuity and income thereon may not be withdrawn prior to attaining the age of 59 1/2, separation from service, death, total and permanent disability, or in the case of hardship as defined by federal tax law and regulations. Hardship withdrawals are available only to the extent of the salary reduction contributions and not from the income attributable to such contributions. These restrictions do not apply to assets held generally as of December 31, 1988.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which the participant attains the age of 70 1/2 or the calendar year in which the Participant retires. Certain other mandatory distribution rules apply at the death of the participant.

Certain distributions, including most partial or full redemptions or "term-for-years" distributions of less than 10 years, are eligible for direct rollover to another 403 (b) contract, certain qualified plans or to an Individual Retirement Arrangement (IRA) without federal income tax or withholding.

To the extent an eligible rollover distribution is not directly rolled over to another 403 (b) contract, an IRA or eligible qualified contract, 20% of the taxable amount must be withheld. In addition, current tax may be avoided on eligible rollover distributions which were not directly transferred to a qualified retirement program if the participant makes a rollover to a qualified retirement plan or IRA within 60 days of the distribution.

Distributions in the form of annuity payments are taxable to the participant or Beneficiary as ordinary income in the year of receipt, except that any distribution that is considered the participant's "investment in the Contract" is treated as a return of capital and is not taxable.

DESIGNATED ROTH ACCOUNTS FOR 403(b) & 401(k) PLANS.

Effective January 1, 2006, employers that have established and maintain TSA or 401(k) plans ("collectively the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after tax contributions as part of the TSA or 401(k) plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract or to a Contract issued under a 401(k) program under the following conditions:

1. The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

2. In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

3. All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to trustee transfers from other Designated Roth Accounts).

4. In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

5. No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

6. If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under that Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan or pre-tax 401(k) plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law. However, we reserve the right to require a separate TSA Contract to accept designated Roth TSA contributions and a separate section 401(k) Contract to accept designated Roth 401(k) contributions.

7. We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31,2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

o The employer must permit contributions under a pre-tax 403(b) or pretax 401
(k) plan in order to permit contributions to be irrevocably designated and made part of the Qualified Roth Contribution Program.

o Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (age 50+catch-up) as well as contribution limits that apply under the Plan.

o In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan, if such amounts have been held under any Designated Roth Account for at least 5 years, as apply to the traditional pre-tax accounts under the Plan ( e.g., death or disability of participant, severance from employment, attainment of age 591/2, or hardship (withdrawals only with respect to contributions), if permitted under the Plan).

o If the amounts have been held under any Designated Roth Account of a participant for at least five years, and are made on account of death, disability, or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of Federal income tax ( "Qualified Distribution").

o Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.

o Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Like most other contributions made under a qualified pension or profit-sharing trust described in Section 401 (a) of the Code and exempt from tax under Section 501 (a) of the Code, a Purchase Payment made by an employer (including salary reduction contributions under Section 401(k) of the Code) is not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or Beneficiary. For 2005, the applicable limits are $42,000 for total contributions and $14,000 ($44,000 and $15,000 for 2006) for salary reduction contributions made pursuant to Code
Section 401(k). Additional "catch-up contributions" may be made by individuals age 50 or over ($4000 for 2005, and $5000 for 2006).

Distributions in the form of annuity payments are taxable to the participant or Beneficiary as ordinary income in the year of receipt, except that any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Certain eligible rollover distributions including most partial and full surrenders or term-for-years distributions of less than 10 years are eligible for direct rollover to an eligible retirement plan or to an IRA without federal income tax withholding.

If a distribution that is eligible for rollover is not directly rolled over to another qualified retirement plan or IRA, 20% of the taxable amount must be withheld. In addition, current tax may be avoided on eligible rollover distributions that were not directly transferred to a qualified retirement program if the participant makes a rollover contribution to a qualified retirement plan or IRA within 60 days of the distribution.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire, except that if you are a 5% owner as defined in Code Section 416(i) (1) (B), distributions must begin by April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Certain other mandatory distribution rules apply on the death of the participant.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except by reason of death, disability or as part of a series of payments for life or life expectancy, or at early retirement at or after the age of 55. There are other statutory exceptions which may apply in certain situations. Amounts attributable to salary reduction contributions under Code Section 401(k) and income thereon may not be withdrawn prior to severance from employment, death, total and permanent disability, attainment of age 59 1/2, or in the case of hardship.

SECTION 457 PLANS

Section 457 of the Code allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals. Such deferrals are subject to limits similar to those applicable to 403(b) and 401(k) plans.

Such plans are not available for churches and qualified church controlled organizations.

The Owner of contracts issued under Section 457 plans by non-governmental employers is the employer of the participant and amounts may not be made available to participants (or beneficiaries) until separation from service, retirement or death or an unforeseeable emergency as determined by Treasury Regulations. The proceeds of annuity contracts purchased by Section 457 plans are subject to the claims of general creditors of the employer or contractor. A different rule applies with respect to Section 457 plans that are established by governmental employers. The contract must be for the exclusive benefit of the plan participants (and their beneficiaries), and the governmental employer (and their creditors) must have no claim on the contract.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which the participant attains the age of 70 1/2 or the calendar year in which the participant retires. Certain other mandatory distribution rules apply upon the death of the participant.

All distributions from plans that meet the requirements of Section 457 of the Code are taxable as ordinary income in the year paid or made available to the participant or Beneficiary.

Generally, monies in your Contract can not be "made available" to you until you, reach age 70 1/2, leave your job or your employer changes or have an unforeseen emergency (as defined by the Code)

The tax rules for taxation of distributions and withdrawals work similarly as to those for IRAs. However the 10% penalty tax only applies to distributions and withdrawals that are attributable to rollovers from IRAs and other eligible retirement plans, and do not apply at all to 457(b) plans of tax exempt employers other than state or local governmental units. Distributions and withdrawals under a 457(b) plan of a tax exempt employer that is not a governmental unit are generally taxed under the rules applicable to wages. Consult your tax advisor.

LOANS: In the case of a 457(b) plan maintained by a state or local government, the plan may permit loans. The Code and applicable income tax regulations limit the amount that may be borrowed from your 457(b) plan and all employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a certain term.

Your 457(b) plan will indicate whether plan loans are permitted. The terms of the loan are governed by your loan agreement with the plan. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS

Taxable distributions taken before the Contract Owner has reached the age of 59(1)/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% additional tax is in addition to any penalties that may apply under your Contract and the normal income taxes due on the distribution.

In general this does not apply to section 457(b) annuities. However, it does apply to distributions from Contracts under Section 457(b) plans of employers which are state or local governments to the extent that the distribution is attributable to rollovers accepted from other types of eligible retirement plans.

THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, certain special provisions may apply to the Contract if the Owner of a Section 403 (b) plan Contract or the owner of a contract issued to certain qualified plans requests that the Contract be issued to conform to ERISA or if the Company has notice that the Contract was issued pursuant to a plan subject to ERISA.

ERISA requires that certain Annuity Options, withdrawals or other payments and any application for a loan secured by the Contract may not be made until the Participant has filed a Qualified Election with the plan administrator. Under certain plans, ERISA also requires that a designation of a Beneficiary other than the participant's spouse be deemed invalid unless the participant has filed a Qualified Election.

A Qualified Election must include either the written consent of the Participant's spouse, notarized or witnessed by an authorized plan representative, or the participant's certification that there is no spouse or that the spouse cannot be located.

The Company intends to administer all contracts to which ERISA applies in a manner consistent with the direction of the plan administrator regarding the provisions of the plan, in accordance with applicable law. Because these requirements differ according to the plan, a person contemplating the purchase of an annuity contract should consider the provisions of the plan.

FEDERAL INCOME TAX WITHHOLDING & ELIGIBLE ROLLOVER DISTRIBUTIONS

The portion of a distribution that is taxable income to the recipient will be subject to federal income tax withholding, generally pursuant to Section 3405 of the Code. The application of this provision is summarized below.

We are required to withhold 20% of the portion of your withdrawal that constitutes an "eligible rollover distribution" for Federal income taxes. We are not required to withhold this money if you direct us or the trustee or the custodian of the plan to directly rollover your eligible rollover distribution to a traditional IRA or another eligible retirement plan.

Generally, an "eligible rollover distribution" is any taxable amount you (or a spousal designated beneficiary or "alternate payee" under the Code) receives from your Contract. In certain cases, after-tax amounts may also be considered eligible rollover distributions.

However, it does not include taxable distributions that are:

(1) Part of a series of substantially equal payments being made at least annually for:

       o  your life or life expectancy

       o  both you and your beneficiary's lives or life expectancies or

       o  a specified period of 10 years or more

(2) Generally, income payments made under a permissible income annuity on or after the required beginning date are not eligible rollover distributions

(3)  Withdrawals to satisfy minimum distribution requirements

(4)  Certain withdrawals on account of financial hardship

Other exceptions to the definition of eligible rollover distribution may exist.

Effective March 28, 2005, certain mandatory distributions made to participants in an amount in excess of $1,000 must be automatically rolled over to an IRA designated by the plan administrator, unless the participant elects to receive it in cash or roll it over to a different IRA or eligible retirement plan of his or her own choosing. Generally, transitional rules apply as to when plans have to be amended. Special effective date rules apply for governmental plans and church plans.

ELIGIBLE ROLLOVER DISTRIBUTIONS

A distribution including a rollover that is not a direct rollover will require the 20% withholding, and the 10% additional tax penalty on premature withdrawals may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or Beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal Beneficiary is otherwise underwithheld or short on estimated taxes for that year.

OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

To the extent not subject to the mandatory 20% withholding as described in above, the portion of a no periodic distribution which constitutes taxable income will be subject to federal income tax withholding, to the extent such aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If an election to opt out of withholding is not provided, 10% of the taxable portion of the distribution will be withheld as federal income tax; provided that the recipient may elect any other percentage. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE
YEAR)

The portion of a periodic distribution that constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are subject to different withholding rules and cannot elect out of withholding.

TAX ADVICE

Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, a person contemplating purchase of an annuity contract and/or an Owner, participant or Beneficiary who may make elections under a contract should consult with a qualified tax or legal adviser prior to such purchase or the making of an election. It should be understood that the foregoing description of the federal income tax consequences under these contracts is not exhaustive and that special rules are provided with respect to situations not discussed here. It should be understood that if a tax benefited plan loses its exempt status, employees could lose some of the tax benefits described. For further information, a qualified tax adviser should be consulted.

OTHER TAX CONSIDERATIONS

HURRICANE KATRINA EMERGENCY TAX RELIEF

DISTRIBUTIONS: Your plan may provide for "qualified hurricane distributions" pursuant to the Katrina Emergency Tax Relief Act of 2005 and the Gulf Opportunity Zone Act of 2005. Subject to an aggregate limit of $100,000 among all eligible retirement plans, a participant's qualified hurricane distributions are not subject to the 10% early withdrawal penalty that might otherwise apply to a qualified annuity under section 72(t).

To the extent a participant "repays" a qualified hurricane distribution by contributing within three years of the distribution date to an eligible retirement plan that accepts rollover contributions, it will generally be treated as a timely direct trustee-to-trustee transfer and will not be subject to income tax. To the extent a participant does not repay a qualified hurricane distribution within three years, he or she will include the distribution in gross income ratably over the three-tax year period, beginning with the tax year in which the distribution is received, unless the participant elects to opt out of three-year averaging by including the qualified hurricane distribution in gross income for the year it is received. Consult your independent tax advisor to determine if hurricane relief is available to Your particular situation.

LOANS: Your plan may provide for increased limits and delayed repayment of participant loans, where otherwise permitted by your plan, pursuant to the Katrina Emergency Tax Relief Act of 2005 and the Gulf Opportunity Zone Act of 2005. An eligible retirement plan other than an IRA may allow a plan loan to delay loan repayment by certain individuals impacted by Hurricanes Katrina, Rita and Wilma , whose principal places of abode on certain dates were located in statutorily defined disaster areas and who sustained an economic loss due to the hurricane. Generally, if the due date for any repayment with respect to such loan occurs during a period beginning on September 23, 2005 (for purposes of Hurricane Katrina) or October 23, 2005 (for purposes of Hurricanes Rita and Wilma) and ending on December 31, 2006, then such due date may be delayed for one year. Note: For purposes of these loan rules, an individual cannot be a qualified individual with respect to more than one hurricane. Consult your independent tax advisor to determine if hurricane relief is available to Your particular situation.

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, no taxable income is recognized for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico, and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non-resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

                         FINANCIAL STATEMENTS AND OTHER
                      INFORMATION INCORPORATED BY REFERENCE
--------------------------------------------------------------------------------

Under the Securities Act of 1933, the Company has filed with the Commission a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts.

The Company's latest annual report on Form 10-K has been filed with the Commission. It is incorporated by reference into this prospectus. The Form 10-K for the period ended December 31, 2005 contains additional information about the Company, including audited financial statements for the Company's latest fiscal year. The Company filed its Form 10-K on _____, 2006 via Edgar File No. 33-33-03094. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2005 are also incorporated by reference into this Prospectus.

There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct your requests to the Company at One Cityplace, Hartford, CT 06103-3415, Attention: Annuity Services.. The telephone number is
(860) 308-1000. You may also access the incorporated reports and other documents at www.metlife.com

You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

                     INTERESTS OF NAMED EXPERTS AND COUNSEL
--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this Prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by legal counsel for the Company.

The financial statements for the year ended December 31, 2005 of MetLife Insurance Company of Connecticut, incorporated by reference in this registration statement, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the years ended December 31, 2004 and December 31, 2003 of MetLife Insurance Company of Connecticut, incorporated by reference in this registration statement, have been audited by KPMG, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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


                                   APPENDIX A
--------------------------------------------------------------------------------

Plans eligible to purchase the Contract are pension and profit sharing plans qualified under ss.401 (a) of the Internal Revenue Code, Section 403 (b) ERISA plans, and eligible state deferred compensation plans under ss.457 of the Code ("Qualified Plans"). Trustees should consider whether the Plan permits the investment of Plan assets in the Contract, the distribution of such an annuity and payment of death benefits in accordance with the requirements of the federal income tax rules. Assuming continued Plan qualification and operation, earnings on Plan assets will accumulate value on a tax-deferred basis even if the Plan is not funded by this Contract. Trustees therefore should consider features of the Contract other than tax-deferral before investing in the Contract. In addition, because required minimum distributions must generally begin for annuitants after age 70 1/2, trustees should consider whether that the Contract may not be an appropriate purchase for annuitants approaching or over age 70 1/2.

To apply for this Contract, the trustee or other applicant must complete an application or purchase order for the Group Annuity Contract and make a Purchase Payment. A Group Annuity Contract will then be issued to the applicant. While certificates may or may not be issued, each Purchase Payment is confirmed to the contract owner. Surrenders under the Group Annuity Contract may be made at the election of the contract owner, from the Account established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Cash Surrender Values may be taken in cash or applied to purchase annuities for the Contract Owners' Qualified Plan participants.

Because there might not be individual participant accounts, the qualified Group Annuity Contract issued in connection with a Qualified Plan may not provide for death benefits. Annuities purchased for Qualified Plan participants may provide for a payment upon the death of the Annuitant depending on the option chosen (see "Annuity Options"). Additionally, since there might not be Annuitants prior to the actual purchase of an Annuity by the contract owner, the provisions regarding the Maturity Date may not be applicable.

                                   APPENDIX B
--------------------------------------------------------------------------------

WHAT YOU NEED TO KNOW IF YOU ARE A TEXAS OPTIONAL RETIREMENT PROGRAM PARTICIPANT

If you are a participant in the Texas Optional Retirement Program, Texas law permits us to make withdrawals on your behalf only if you die, retire or terminate employment in all Texas institutions of higher education, as defined under Texas law. Any withdrawal you ask for requires a written statement from the appropriate Texas institution of higher education verifying your vesting status and (if applicable) termination of employment. Also, we require a written statement from you that you are not transferring employment to another Texas institution of higher education. If you retire or terminate employment in all Texas institutions of higher education or die before being vested, amounts provided by the state's matching contribution will be refunded to the appropriate Texas institution. We may change these restrictions or add others without your consent to the extent necessary to maintain compliance with the law.

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


                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees: $21,400 for 200,000,000 in interests of Fixed Annuity Contracts.

Estimate of Printing Costs:  $4,000.

Cost of Independent Registered Public Accounting Firms:  $5,600.

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 33-770 et seq. inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-778 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or lesser than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

The Registrant's parent, MetLife, Inc. ("MetLife") has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife also maintains Directors' and Officers' Liability insurance coverage with limits of $400 million under which the Registrant and Registrant's underwriter, as well as certain other subsidiaries of MetLife are covered.

RULE 484 UNDERTAKING

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES

              None

ITEM 16.      EXHIBITS AND FINANCIAL SCHEDULES


(a)    Exhibits

     EXHIBIT
      NUMBER      DESCRIPTION
     -------      -----------

       1. Underwriting Agreement. Distribution and Principal Underwriting Agreement. (Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form S-2, File No. 333-51804 filed December 14, 2000).

       2.         None

       3(a). Charter of The Travelers Insurance Company, as amended on October 19, 1994. (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, File No. 333-40193 filed November 17, 1997).

       3(b). By-Laws of The Travelers Insurance Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 3(b) to the Registration Statement on Form N-4, File No. 333-40193 filed March November 17, 1997).

       4. Contracts. (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 333-103909 filed February 10, 2004).

       5. Opinion Re: Legality, Including Consent. To be filed by amendment.

       8.         None.

       9.         None.

      10.         None.

      11          None.

      12.         None.

      13.         None.

      15.         None.

      16.         None.

      23(a). Consents of Independent Registered Public Accounting Firms. To be filed by amendment.

      23(b).      Consent of Counsel. (See Exhibit 5.)

      24.         Powers of Attorney authorizing Michele H. Abate, John E.
                  Connolly, Jr., James L. Lipscomb, Gina C. Sandonato, Myra L. Saul, Paul G. Cellupica, Richard S. Collins, and Marie C. Swift to act as signatory for C. Robert Henrikson, Leland C. Launer, Jr., Lisa M. Weber, Stanley J. Talbi, and Joseph J. Prochaska, Jr. (Filed herewith).

      25.         None.

      26.         None.

      27.         None.


(b) Financials pursuant to Regulations S-X - Incorporated by reference to Form 10-K for the fiscal year ended December 31, 21005 (File No.: 033-03094), as filed with the Commission on March ___, 2006 (Accession No. __________ and by reference to Form 10-Q for the period ended September 30, 2005 (File No. 033-03094), as filed with the Commission on November 18, 2005 (Accession No 0000950123-05-013893. To be filed by amendment.

ITEM 17.      UNDERTAKINGS

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

          i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

          iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows, pursuant to Item 512(h) of Regulation S-K:

(h)  Request for Acceleration of Effective Date:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on March 6, 2006.


                         THE TRAVELERS INSURANCE COMPANY
                                  (Registrant)

                              By:
                                   /s/ Bennett Kleinberg
                                   Bennett Kleinberg, Vice President and Actuary


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 6, 2006.



/s/ C. Robert Henrikson*                   Director, Chairman, President and
                                           Chief Executive Officer
--------------------------------------
C. Robert Henrikson

/s/ Stanley J. Talbi*                      Senior Vice President and Chief
                                           Financial Officer
--------------------------------------
Stanley J. Talbi

/s/ Joseph J. Prochaska, Jr. *             Senior Vice President and Chief
                                           Accounting Officer
--------------------------------------
Joseph J. Prochaska, Jr.

/s/ Steven A. Kandarian*                   Executive Vice President and Chief
                                           Investment Officer
--------------------------------------
Steven A. Kandarian

/s/ Leland C. Launer, Jr. *                Director
--------------------------------------
Leland C. Launer, Jr.

/s/ Lisa M. Weber*                         Director
--------------------------------------
Lisa M. Weber




*By:     /s/ Myra L. Saul
--------------------------------------
Myra L. Saul, Attorney-in-Fact